Exhibit 10.2

To:    Jorgen B. Hansen
From:    George Fotiades
Date:    March 4, 2019 (Revised on March 8, 2019)
RE:    SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”)
Jorgen, this letter confirms that your employment with Cantel Medical Corp. (the “Company”) will end effective today, March 4, 2019 (the “Separation Date”), regardless of whether you execute this Agreement (or the date of your execution of this Agreement). This letter also confirms your final pay and benefits as well as the separation benefits you will receive if you sign and return the original of this Agreement to the Company (as instructed below) and do not rescind the release of ADEA Claims (as defined below) under Section 14 of this Agreement, in the time frames noted below and abide by all other terms of this Agreement. All payments made to you under this Agreement are subject to applicable withholdings, taxes and deductions; and all cash payments will be paid through the Company’s payroll system in the ordinary course. This Agreement supersedes and replaces the Separation Agreement and General Release dates March 4, 2019.
1.Final Pay and Benefits. Regardless of whether you sign and return this Agreement, you will receive the final pay and benefits set forth in this Section 1 as follows:

•	Final Pay. You will be paid your regular base salary through and including the Separation Date, as well as any accrued and unused PTO through such date.

•	Reimbursement of Expenses. The Company will reimburse you for expenses in accordance with the Company’s established expense reimbursement procedures

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Benefits. Your medical and dental insurance benefits (to the extent applicable) will be continued through March 31, 2019. You will have the option to continue these benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 18 months, or for such other period as provided by law, provided that you pay the required premiums for COBRA continuation coverage (subject to Section 2 below). Your COBRA period will begin on April 1, 2019 (the first day of the first month following the month in which the Separation Date occurs) (your “COBRA Start Month”). You will receive COBRA information from our COBRA administrator within fourteen (14) days following the Separation Date, which will include information regarding the premiums you would be required to pay. All other benefits, including, but not limited to, PTO, and holiday pay, end on the Separation Date. Your 401(k) benefits are governed by applicable plan documents.

2.Separation Package. You and the Company, entered into an Amended and Restated Executive Severance Agreement, dated August 1, 2016 (the “Severance Agreement”). The termination of your employment constitutes a termination without Cause as that term is defined in the Severance Agreement, which would have made you eligible for certain severance pay and benefits under the Severance Agreement. You acknowledge and agree that the severance pay and benefits provided to you pursuant to this Agreement are greater that the severance pay and benefits for which you would have otherwise been eligible under the Severance Agreement. In consideration for the enhanced benefits provided for in this Agreement, you have agreed to forego eligibility for and entitlement to any and all severance pay and other benefits under the Severance Agreement and to terminate the Severance Agreement, and supersede and replace the Severance Agreement with this Agreement. Accordingly, in addition to the final pay and benefits addressed in Section 1 above, the Company will provide you with the severance pay and benefits set forth in this Section 2 (the “Separation Package”) to which you would not otherwise be entitled, provided that you: (i) sign and return the original of this Agreement to Cantel Medical Corp. (Attention: General Counsel) within 21 days following the Separation Date; (ii) do not rescind the release of ADEA Claims under this Agreement during the Rescission Period (defined below in Section 14 of this Agreement); and (iii) abide by all other terms of this Agreement:

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Severance Payment: The Company will pay you $3,399,000, being twice the sum of (i) your current base salary ($849,750) and (ii) 100% of your FY19 target cash bonus ($849,750) (the “Severance Payment”). The Severance Payment will be paid to you in a lump sum within two weeks after the Company’s receipt of the original signed Agreement from you within the required time period and the expiration of the 7-day Rescission Period (defined in Section 14 below) without rescission by you and provided you abide by all other terms of this Agreement.

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MICP: The Company will pay you a pro rata portion of your FY2019 target Bonus, based on the period employed during FY2019 through March 31, 2019. This payment, $566,500, will be paid to you in a lump sum together with the Severance Payment.

•	Consulting Agreement. The Company will offer you a six-month Consulting Agreement commencing March 5, 2019 in the form of Exhibit A to provide transition-related services.

•	LTI: Restricted stock awards (RSAs) and restricted stock units (RSUs) previously granted to you by the Company will be treated as set forth in the following chart as of the Separation Date:

Date of Grant	Nature of Grant	Shares	Vesting Date	RSAs/RSUs Vesting	Treatment on Termination[1]
10/10/2016	RSA Time-based	2,120	10/10/2019	2,120	Accelerated and paid
10/10/2016	RSA Sales-perf. based	1,272	10/10/2019	1,272	Accelerated and paid
10/10/2016	RSA TSR-perf. based	2,435	10/10/2019	2,435	Accelerated and paid
10/10/2017	RSU Time-based	2,593 2,593	10/10/2019 10/10/2020	2,593 2,593	Accelerate Accelerate
10/10/2017	RSU Sales-perf. based	1,209 1,209	10/10/2019 10/10/2020	1,209 1,209	Accelerate Accelerate
10/10/2017	RSU TSR-perf. based	3,110	10/10/2020	2,074	Accelerate 2/3 (2,074) of the Shares; Forfeit 1/3 (1,036) of the shares
10/10/2018	RSU Time-based	4,902 4,902 4,901	10/10/2019 10/10/2020 10/10/2021	4,902 4,902 4,901	Accelerate Accelerate Accelerate
10/10/2018	RSU EPS-perf. based	7,355	10/10/2021	2,452	Accelerate 1/3 (2,452) of the Shares; Forfeit 2/3 (4,903) of the Shares
10/10/2018	RSU TSR-perf. Based	6,015	10/10/2021	2,005	Accelerate 1/3 (2,005) of the Shares; Forfeit 2/3 (4,010) of the Shares

You will not be granted any new RSAs, RSUs or other equity awards after the date hereof.
_______________________
For purposes of this chart, the terms below have the following meaning:

(i)	“Forfeit” means that the RSU will be forfeited immediately as of the Separation Date.
(ii)     “Accelerated and paid” means that the RSA will fully vest, no longer be subject to forfeiture, and be paid as of the Separation Date. “Accelerate” means the same except that it won’t be paid until the Vesting Date indicated in column 4 of the chart.

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Payment of COBRA Continuation Premiums: Beginning with the COBRA Start Month, the Company will pay the employer and employee portion of the premiums for COBRA continuation coverage for you and/or one or more qualified beneficiaries (to the extent you elect such COBRA coverage) until the earliest of (i) eighteen (18) months, (ii) you become eligible for coverage under another group health plan offered by your employer or your spouse’s employer or (iii) you are no longer eligible for COBRA coverage (as applicable, the “COBRA Payment Period”). If you wish to continue COBRA coverage beyond the end of the COBRA Payment Period and such coverage is otherwise available under the applicable plan, you must pay the required COBRA premiums as in effect from time to time and as set forth in the COBRA information you receive from the Company’s COBRA administrator.

Notwithstanding the preceding paragraph, if the Company determines that all or a portion of the payment of the COBRA premiums under this Section would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying the COBRA premiums, the Company shall impute the equivalent amount into your income throughout the COBRA Payment Period. Such payment will be subject to applicable withholdings. By your signature below, you acknowledge and agree that the Company may modify or terminate its group health plans at any time and that, notwithstanding the above, you shall have the right to participate in the Company’s group health plans only in accordance with the applicable plan documents. You further agree to promptly provide the Company notice if you become covered or eligible to be covered under a group health plan of your employer or your spouse’s employer.

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Outplacement Assistance. The Company will pay the cost of outplacement services incurred by you during the twelve (12) month period following the Separation Date and provided by either (at your option) (i) a firm contracted for by the Company or (ii) a firm of your choice, at a cost of up to a maximum total of $20,000, provided that you first provide the Company with appropriate invoices documenting such expenses. In addition to the outplacement services, the Company will continue to pay the cost of services provide to you by Korn Ferry under the current agreement between the Company and that firm.through the earlier of (a) December 31, 2019 and (b) the date you become a full time employee of a third party. You will advise us upon becoming so employed.

3.General Release of Claims. (a) By signing this Agreement, you agree that the Separation Package, and other benefits set forth in this Agreement constitute adequate consideration for your release and waiver of claims as set forth below.  For valuable consideration you receive from the Company pursuant to this Agreement, you, on behalf of yourself and your heirs, executors, administrators, trustees, representatives, successors and assigns (collectively, the “Releasors”) hereby release, waive and forever discharge all claims, demands, causes of actions, administrative claims, obligations, liabilities, claims for punitive or liquidated damages or penalties, any other damages, any claims for costs, disbursements or attorney’s fees, any individual or class action claims, and any other claims or demands of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent that you or any of the other Releasors have or may have against the Company, any parent, subsidiary, division, affiliated or related entities, its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, insurers, representatives and consultants, and the current and former trustees and administrators of any pension or other benefit plan applicable to the employees or former employees of any of them, and the successors, predecessors and assigns of each (collectively “Releasees”), arising out of, or in any manner based upon, or related to, any act, occurrence, transaction, omission or communication that transpired or occurred at any time on or before the date of your signing of this Agreement.

Without limitation to the foregoing, you specifically release, waive and forever discharge the Releasees from and against: any and all claims arising out of or relating to your employment by the Company (and/or by any of the other Releasees), the terms and condition of such employment and/or the termination of such employment; any and all claims that arise under the U.S. Constitution, the New Jersey Constitution, the New Jersey Law Against Discrimination, N. J. Rev. Stat. § 10:5-1 et seq., the New Jersey Family Leave Act, N.J.

Stat. § 34:11B-1 et seq., the New Jersey Conscientious Employee Protection Act, N.J. Stat. § 34:19-1 et seq., any claims under any other New Jersey or other state or local anti-discrimination, employment or human rights laws or regulations, or any other New Jersey or other state or local law, ordinance or regulation, any claims under any other state or local law, ordinance or regulation, any claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Equal Pay Act, the federal Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Genetic Information Nondiscrimination Act, 42 U.S.C. § 2000ff et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., the Fair Labor Standards Act of 1938, 29 U.S.C. § 201 et seq., and any amendments to any of the above; any and all claims arising under any other local, state or federal constitution, statute, ordinance, regulation or order, or that involve claims for discrimination or harassment based on age, race, religion, creed, color, national origin, ancestry, affectional or sexual orientation, sexual preference, gender identity or expression, military or veterans status, sex, disability, marital status, pregnancy, genetic information, or any other legally protected category or characteristic; any and all claims for wages, salary, commissions, expense reimbursement, or other compensation; any and all claims for retaliation, reprisal, wrongful discharge, breach of contract (express or implied); any and all whistleblower claims under any federal, state or local law or regulation or under common law; and/or any other tort, contract or other statutory or common law cause of action, including, without limitation, any claims for attorneys’ fees, costs or disbursements.
(b)    The Company acknowledges and agrees that for and in consideration of your execution and delivery of this Agreement, the Company, for itself and for its, successors and assigns (collectively referred to for purposes of this General Release as the “Cantel Releasors"), hereby forever releases and discharges you and your successors and assigns (collectively referred to as the "Hansen Releasees"), from all claims, demands, causes of action, liabilities of any kind whatsoever (upon any legal or equitable theory, whether based on any federal, state or local constitution, statute, ordinance, regulation, common law, court decision or otherwise), whether known or unknown, asserted or unasserted, which any of the Cantel Releasors ever had, now have, or hereafter may have against any of the Hansen Releasees by reason of any actual or alleged act, omission, transaction, practice, policy, conduct, occurrence and/or other matter from the beginning of the world up to and including the date that you sign this Agreement.
The foregoing general release provided by the Company specifically excludes and does not apply to (i) your obligations arising under this Agreement and/or claims arising from any breach (or alleged breach) of this Agreement, or (ii) claims based upon any knowing or intentional violation by you of any applicable Federal state or local law or regulation or any applicable code of conduct or code of ethics of the Company or (iii) claims brought by a third party against the Company to the extent related to willful, negligent or wrongful acts of you (other than with respect to claims to which you are entitled to indemnification by the Company).
4.Release of Unknown Claims. You understand that this release extends to all of the aforementioned claims and potential claims, whether now known or unknown, suspected or unsuspected.

5.Excluded Claims. You are not, by signing this Agreement, releasing or waiving (i) any vested interest you may have in any stock grants, stock options or other forms of equity awards, 401(k) or other retirement plan by virtue of your employment with the Company, subject to the terms and conditions of the applicable plans, any grant or award agreement and applicable law,  (ii) any rights or claims that may arise after this Agreement is signed by you, (iii) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (iv) any right you may have to apply for any state unemployment insurance benefits, (v) any workers compensation benefits to which you may be entitled under applicable law, (vi) any rights to indemnification under any agreement with the Company, any certificate of incorporation or by laws (or comparable organizational document) of the Company or any applicable insurance policy of the Company with respect to acts or omissions by you occurring or alleged to have occurred during the course of your employment by the Company (and/or by any of the other Releasee entities), subject to the applicable definitions, terms and conditions of any such agreement, certificate of incorporation, by laws (or comparable organizational document), insurance policy and applicable law, or (vii) any rights for continuation coverage under

COBRA. Additionally, nothing in this Agreement waives or otherwise limits your right to: file a charge or complaint with the U.S. Equal Employment Opportunity Commission (“EEOC”) (and/or with any other government agency); testify, assist or participate in any investigation, hearing or proceeding conducted by the EEOC (and/or by any other government agency); or challenge under the Older Workers Benefit Protection Act (“OWBPA”) (29 U.S.C. § 626) the knowing and voluntary nature of your release of any claims that you may have under the ADEA. However, neither the immediately preceding sentence nor any other provision in this Agreement constitute a waiver of any kind by any of the Releasees of their right to assert the Release set forth in this Agreement as a defense to any charge or complaint filed with the EEOC, any other government agency, any court, and/or any other tribunal. Additionally, you hereby waive any right to, and agree that you will not accept, any monetary award or recovery resulting from a filing of a charge or complaint by or with the EEOC, any other government agency, any court, and/or any other tribunal against the Company (and/or against any of the other Releasees) asserting or alleging any claim, demand or cause of action that has been released or waived in this Agreement. In addition, for the avoidance of doubt, nothing in this Agreement shall be interpreted to limit your right to receive an award to which you may be entitled for information provided to the U.S. Securities and Exchange Commission (“SEC”), the U.S. Commodity Futures Trading Commission (“CFTC”), or equivalent state securities enforcement agencies.

6.Cooperation on Transition of Business. You agree that you will provide to the Company at any time upon the Company’s reasonable request on or following the Separation Date, information deemed necessary by the Company to ensure an orderly transition of your position. You agree to also provide a list of any current action items with key customers and/or vendors or external communication follow up with customers or vendors that need to occur to ensure continuation of business. You also agree to cooperate with the Company in the transition of work responsibilities.

7.Return of Property. You acknowledge by your signature to this Agreement that as of the date you sign this Agreement you have returned to the Company all property of the Company, or any related entity, including laptops, smartphones, cell phones, tablets, external storage devices, any other electronic devices and equipment, or any other property issued to you during the course of employment and all documents, files, correspondence, emails and other electronic communications, reports, materials, legal documents, contracts, marketing materials, and other items, whether in hard copy, on DVD, disc, flash drive or other storage mechanism, or on any electronic device, or otherwise, including all copies, which belong to the Company or any related entity or are related to the business of, or the services you performed for, the Company or any related entity, for any customer, including but not limited to any property, documents, files, correspondence, emails and other electronic communications, reports, materials, legal documents, contracts, marketing materials, and other items containing trade secret, proprietary or confidential information and materials.

8.Confidentiality of Agreement. This Agreement, its terms, conditions and existence are strictly confidential, and you agree that you will not divulge or disclose this Agreement, its terms or existence in any way to any person, other than to your spouse, children, legal or tax advisor, the state unemployment compensation authorities, the taxing authorities, or the Company and/or any of the other Releasees, except as required by law. Should you choose to divulge or disclose the terms, conditions and/or existence of this Agreement to any person permitted to receive the information, other than governmental agencies, or Human Resources and Legal personnel of the Company, you must ensure that the person will be similarly bound to keep the terms, conditions and existence of this Agreement confidential. Nothing in this Agreement prevents you from providing a copy of this Agreement to a governmental agency, including the EEOC.

9.Non-Disparagement. You agree that you will not make any material disparaging or negative remarks, whether oral or in writing, regarding the Company, or their respective officers, directors, employees or affiliates, or their respective operations, products and/or services. Neither this Section nor any other provision of this Agreement affects or restricts your obligation to provide good faith truthful information in connection with an application for state unemployment compensation benefits, or to provide any other good faith truthful information required in response to a government inquiry, in response to a valid subpoena or court order, in an action to enforce the terms of this Agreement, or as otherwise specifically required by law. In addition, neither this Section nor any other provision of this Agreement affects or restricts your obligation to provide good faith truthful information in connection with the filing of a claim or charge with, or an investigation, hearing or proceeding conducted by, a governmental agency, including the SEC, the CFTC, the EEOC or similar state agencies. You acknowledge and agree however (as indicated above in the General Release of Claims section of this Agreement) that you will not be entitled to recover any award of money, compensation, costs, attorney’s fees or damages whatsoever from the Company or any of the other Releasees in connection with any charge of discrimination or other claim that has been released and/or waived under Section 3 of this Agreement or if you have such a charge or claim filed on your behalf, and you agree that the Separation Package that you receive or for which you are eligible under this Agreement fully and completely compensates you for any and all claims you may have against the Company or any of the related entities and individuals released in the General Release of Claims section of this Agreement. The Company agrees to instruct each member of the Board of Directors during their respective periods of service as a director with the Company to refrain from making any disparaging statements (written or oral) about you, with the exceptions of: statements made to any government agencies; statements made in connection with any court order, subpoena, other legal process or any legal proceeding; statements made to any internal or external auditors; and/or statements made internally to the Company for any legitimate business purpose.

10.Return of Separation Package. You will not receive the Separation Package described in this Agreement, and you will be required to return any such payments or benefits included in the Separation Package made to you or on your behalf if you (i) do not sign this Agreement and return the original of this Agreement in the time period specified in this Agreement, (ii) rescind the release of ADEA Claims under this Agreement after signing the Agreement, (iii) violate any of the terms and conditions set forth in this Agreement, including but not limited to the confidentiality requirements set forth above in this Agreement, or (iv) if you intentionally and materially breach any provision of the Confidentiality and Non-Competition Agreement between you and the Company dated as of November 15, 2012 (the “Confidentiality Agreement”) and fail to cure such breach (if curable) within thirty (30) days. The remedies provided for in this Section 10 are in addition to any other remedies that may be available to the Company under law or equity.

11.Binding Effect. This Agreement is final and binding upon and inures to the benefit of the parties (including the Releasees) and their respective successors and legal representatives and permitted assigns, and together with the applicable provisions of the Confidentiality Agreement (defined above) constitutes the complete and exclusive statement of the terms and conditions of the termination of your employment with the Company. You acknowledge and agree that this Agreement supersedes and replaces the Severance Agreement and that the Severance Agreement is hereby terminated and is null and void. You further acknowledge that you have not relied on any representations or statements, whether oral or written, other than the express statements of this Agreement (and the applicable provisions of the Confidentiality Agreement), in signing this Agreement. With the exception of the Confidentiality Agreement, this Agreement supersedes and merges all prior negotiations, agreements and understandings between the Company and you, if any. No modification, release, discharge, or waiver, of any provision of this Agreement shall be of any force or effect unless made in writing and signed by the Company and you, and specifically identified as an amendment, modification, release, or discharge of this Agreement. If any term, clause, or provision of this Agreement is determined for any reason by a court of competent jurisdiction to be invalid, unenforceable, or void, the determination shall not impair or invalidate any of the other provisions of this Agreement, all of which shall be performed in accordance with their respective terms. However, if any of the waivers and releases set forth in Section 3 of this Agreement are held to be invalid, void and/or unenforceable by a court or arbitrator then: the remaining waivers and releases shall remain fully valid and enforceable and, upon request by the Company, you shall immediately duly execute and deliver to the Company a release and waiver that is legal and enforceable to the fullest extent of the law.

12.Signing Period. By your signature to this Agreement, you acknowledge and agree that you have been given a period of at least twenty-one (21) calendar days following the Separation Date to consider this Agreement prior to signing it and that you have not signed it until the Separation Date or within 21 days thereafter. If you have signed it prior to the expiration of the twenty-one (21) day period, you are acknowledging that you have done so knowingly and voluntarily and on the advice of your own attorney at your expense and that the Company has in no way requested, asked or required that you sign this Agreement prior to the expiration of the twenty-one (21) day period. By your signature you also acknowledge and agree that the Company has advised you to consult with an attorney of your choice at your expense prior to signing this Agreement and you have done so, or chosen not to do so, of your own accord. You further agree that any modifications made to this Agreement, material or otherwise, do not restart or affect in any manner the consideration period of at least twenty-one (21) calendar days. The Company will reimburse you for your legal fees up to a maximum of $6,500 upon presentation of a detailed invoice in a form reasonably directed by the Company.

13.Post-Termination Confidentiality, Non-Compete and Other Obligations. By signing this Agreement, you acknowledge and agree that the post-termination obligations and provisions of the Confidentiality Agreement will continue in full force and effect according to the applicable terms of the Confidentiality Agreement following your termination. By signing this Agreement, you represent that you have complied with all obligations, terms and provisions of the Confidentiality Agreement and will continue to comply with the obligations that survive termination of your employment.

14.Right to Rescind Release of ADEA Claims. You are hereby notified of your right to rescind the release of claims in regard to claims arising under the Federal Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (“ADEA Claims”) within seven (7) calendar days after signing this Agreement (the “Rescission Period”). To be effective, the rescission must be in writing and delivered to Cantel Medical Corp., 150 Clove Road, Little Falls, NJ 07424 by hand, email (enodiff@cantelmedical.com), or mail. If delivered by mail, the rescission must be postmarked within the required period, properly addressed to the Company, as set forth above, and sent by certified mail, return receipt requested, or recognized overnight courier. It is further understood that, if you rescind the release of ADEA Claims in accordance with this Section, or if you decide not to sign this Agreement, the Company shall have no obligation to provide the Separation Package to you under Section 2 of this Agreement, and you shall be required to return or repay any payments or benefits included in the Separation Package already received or made on your behalf.

15.Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws. As to any dispute concerning or arising out of this Agreement, each of the Company and you hereby expressly consent to personal jurisdiction in the State of New Jersey, hereby submit to the exclusive jurisdiction of the state and federal courts located in the State of New Jersey, County of Passaic, and further agree not to assert that any action brought in such jurisdiction has been brought in an inconvenient forum or that such venue is improper. To the extent permitted by law, any and all claims asserted in such an action shall be adjudicated by a judge sitting without a jury.

16.Tax Consequences. Notwithstanding any action the Company takes under Section 2 with respect to any or all income tax, payroll tax, or other tax-related withholding with respect to payments under this Agreement, the ultimate liability for all taxes with respect to such payments is and remains your responsibility and the Company (i) makes no representation or undertakings regarding the treatment of any tax-related items in connection with this Agreement, and (ii) does not commit to structure the payments to reduce or eliminate your liability for any taxes with respect to the payments.

17.Section 409A. This Agreement, and any payment hereunder, is intended to be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) under the short-term deferral and separation pay plan exemptions to the maximum extent permitted by Section 409A. However, to the extent that this Agreement or any payment hereunder is subject to Section 409A, the Agreement will be construed and interpreted in a manner that is consistent with the requirements of Section 409A. For these purposes, each “payment” (as defined by Section 409A) made under this Agreement shall be considered a “separate payment.” Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event will the Company, its divisions and affiliates nor their respective directors, officers, employees or advisers be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

If this Agreement (or any portion thereof) is subject to Section 409A and any amount subject to Section 409A becomes payable as a result of your “separation from service” (as defined under Section 409A) and at such time you are a “specified employee” (as defined under Section 409A), payment of such amount shall be delayed and shall be paid (without interest) on the first day of the seventh calendar month following the date of your “separation from service.” Further, in the event that the period of time given to consider a release agreement spans two years, to the extent a payment is subject to the execution of the release and to Section 409A, the payment may not be made earlier than January 1 of the second year.

18.Resignations. Effective as of the Separation Date, you will be deemed to have resigned from any and all of your director positions and offices with the Company and any and all of its parents, subsidiaries, affiliates and divisions. However, upon the reasonable request of the Company, you agree to sign and return to the Company any formal resignations of Cantel affiliates provided by the Company.

19.Severability. If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision that comes closest to the intent of the parties.

20.D&O Insurance. You will continue to be entitled to any rights to insurance and indemnification under the Company’s directors and officers liability insurance (“D&O Insurance”), Certificate of Incorporation, and Bylaws, as in effect on the date hereof (or rights to insurance and indemnification that are substantially the same thereto), with respect to any claims relating to the period of your employment on or before March 4, 2019. Additionally, any and all D&O Insurance policies obtained by the Company following the Separation Date that are “claims made” polices will cover you to the same extent as other former officers of the Company.

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Jorgen, your signature below indicates that you have carefully read, understand and agree to all terms and provisions of this Agreement in its entirety. Your signature further indicates that you have had a sufficient and reasonable amount of time prior to signing this Agreement to ask questions regarding this Agreement, that you have been advised to seek legal advice, and that you have signed this Agreement as a free and voluntary act.
If you wish to receive the Separation Package set forth above in this Agreement, you must sign and return the original of this Agreement to the Company by hand or by mail (or overnight courier) on or within 21 days following the Separation Date.
Sincerely,
CANTEL MEDICAL CORP.

By: ___________________________________________________
George Fotiades, President and CEO

[Balance of page intentionally left blank. Your signature page to follow.]

ACCEPTANCE AND AGREEMENT TO SEPARATION AGREEMENT AND GENERAL RELEASE

By signing below, I, Jorgen B. Hansen, acknowledge and agree to the following:

•	I have had adequate time to consider whether to sign this Separation Agreement and General Release.

•	I have read this Separation Agreement and General Release carefully.

•	I understand, accept and agree to all of the terms of this Separation Agreement and General Release.

•	I am knowingly and voluntarily releasing my claims as set forth in this Separation Agreement and General Release.

•
I have not, in signing this Separation Agreement and General Release, relied upon any representations or statements, written or oral, or explanations made by the Company except for those specifically set forth in this Separation Agreement and General Release and the Confidentiality Agreement.

•	I intend this Separation Agreement and General Release to be legally binding.

•	I have kept a full copy of this Separation Agreement and General Release for my records.

I am signing this Separation Agreement and General Release no earlier than the Separation Date as defined above and no later than close of business on the 21st day thereafter.

________________________________            ________________________________
Date                            Jorgen B. Hansen

EXHIBIT A

CONSULTANT AGREEMENT

This CONSULTANT AGREEMENT (this “Agreement”) is effective as of March 5, 2018 (the “Effective Date”), by and between Cantel Medical Corp. (the “Company”) and Jorgen B. Hansen, an independent consultant (the “Consultant”). The Company and Consultant are collectively referred to as the “Parties” and individually as a “Party” in this Agreement.
WHEREAS, the Company desires to engage Consultant to perform certain consulting services for the Company, and Consultant desires to accept such engagement, pursuant to the terms .and conditions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
SERVICES AND FEES
1.1    Services. Consultant will provide consulting services for the Company described on Exhibit A hereto (the “Services”) on the terms and conditions set forth herein. Consultant will take direction from George Fotiades, President and CEO of the Company, and his designees. Consultant will have the right to determine how he will provide the services. The Company acknowledges that the Services will be provided on a part time basis as determined by Consultant in consultation with Mr. Fotiades. Consultant will provide the Services independently and without use of Company personnel or other resources except to the extent approved in advance by the Company (e.g., pertinent files, electronic documents, etc.).
1.2    Compensation. In consideration for the Services rendered by the Consultant hereunder, the Company agrees to pay Consultant a fixed consulting fee of $70,812.50 per month during the term of this Agreement. Payment will be made within ten (10) days following receipt of an invoice from Consultant following the end of each month, or as the parties may otherwise agree. In addition, the Company will pay all of Consultant’s reasonable travel, food and related expenses incurred in connection with any specific Services requested by the Company, but only to the extent approved in advance by the Company.
ARTICLE 2
INDEPENDENT CONSULTANT RELATIONSHIP

2.1    Independent Consultant Status. To the fullest extent permitted by law, Consultant will be an independent Consultant hereunder. Consultant will not be deemed an agent, employee, or servant of the Company. Neither the Company nor Consultant will have any right to act on behalf of or bind the other Party for any purpose. Consultant is authorized only to provide the Services in accordance with the terms of this Agreement. Consultant does not have the right to enter into any contract or agreement (whether written or oral) on behalf of the Company. Consultant is not authorized to make any commitments or create any obligation on the Company’s behalf.
2.2    No Employee Benefits. Consultant (a) acknowledges and agrees that Consultant will not receive or be eligible to receive from the Company or any of its affiliates or subsidiaries any benefits provided to employees of the Company or any of its affiliates or subsidiaries; (b) hereby declines all offers of employee benefits from the Company or its affiliates or subsidiaries; and (c) to the extent permitted by law, waives any and all rights and claims to such employee benefits. The foregoing will not nullify or otherwise affect any obligation the Company has to Consultant under the Confidential Retirement Agreement and General Release of even date herewith.
2.3    Tax Treatment. Consultant will be solely responsible to pay any and all state, local and/or federal income, Social Security and unemployment taxes payable with respect to all compensation payable to Consultant under this Agreement. The Company will not withhold any taxes or issue W-2 forms for Consultant, but will provide Consultant with a Form 1099 if and as required by law.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1    Consultant’s Representations, Warranties and Agreements.
3.1.1    Consultant represents and warrants to the Company that (a) all Services provided hereunder will be performed to the best of his ability with the highest standards of care, skill and diligence used by persons who are skilled, trained and experienced with respect to the Services to be provided hereunder; (b) neither the execution of this Agreement nor the performance of his obligations hereunder will violate any other agreement pursuant to which Consultant may be a party; and (c) Consultant has the right and authority to execute, deliver and perform this Agreement, and that he is not, and during the term of this Agreement will not be, a party to any agreement, contract or undertaking which would restrict or prohibit him in any way from undertaking or performing or discharging any of his duties and responsibilities under this Agreement.
3.1.2    Consultant represents that he has no conflicts of interest in the performance of Services hereunder and that if any such conflicts arise during the term of this Agreement, he will promptly disclose them to the Company.
3.1.3    The compensation paid hereunder has been established through good faith and arms-length bargaining and represents the fair market value of the Services rendered.
ARTICLE 4
COMPLIANCE WITH LAWS
4.1    Compliance with Laws. In connection with the performance of Services pursuant to this Agreement, Consultant will comply with the provisions of all applicable state, local and federal laws, regulations, ordinances, requirements and codes. Consultant further agrees to comply with the Company’s policy of maintaining a business environment free of all forms of discrimination including sexual harassment.
ARTICLE 5
NON-DISCLOSURE; NON-USE; AND NON-COMPETE
5.1    Confidential Information. The term “Confidential Information” means all information (whether or not specifically labeled or identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, Consultant in connection with the performance of the Services hereunder, and that relates to the business, products, research or development of the Company or its affiliates, suppliers, clients, customers or prospects. Confidential Information will not include any information that Consultant can demonstrate (a) is publicly known through no wrongful act or breach of any obligation of confidentiality; (b) was received by Consultant from a third party not in breach of any obligation of confidentiality; or (c) was independently developed by Consultant without any use of any Confidential Information. Within five (5) business days of the termination of this Agreement, Consultant will return to the Company all Confidential Information and all other properties of the Company.
5.2    Agreement to Maintain Confidentiality. Consultant acknowledges and agrees that he will have access to and contribute to Confidential Information and that he intends to protect the legitimate business interests of the Company. Consultant agrees that, during the term of this Agreement and at all times thereafter, he will not use for his benefit or the benefit of any other person, and will not disclose to any other person or entity, any Confidential Information, except to the extent such use or disclosure is required in the performance of the Services, pursuant to Section 5.3 of this Agreement, or is made with the Company’s prior written consent. Consultant will use his best efforts and utmost diligence to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

5.3    Required Disclosures. In the event that Consultant is required by law or court order to disclose any Confidential Information, Consultant will (a) promptly notify the Company in writing and in no event no later than five business days prior to any such disclosure; (b) cooperate with the Company to preserve the confidentiality of such Confidential Information consistent with applicable law; and (c) use Consultant’s best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.
5.4    Covenant Not To Compete. During the term of this Agreement, Consultant will be free to pursue other consulting engagements, provided that Consultant will not, directly or indirectly, either alone or in association with others: (a) develop, design, market, sell or render products or services which are in any way competitive with Company’s products in the United States or Canada, (b) solicit or accept business from any previous or prospective client or customer of the Company, or (c) solicit any of the employees or consultants of the Company to leave the employ of the Company. Consultant agrees that the foregoing limitations are reasonable and do not preclude Consultant from pursuing his livelihood. However, if any such limitation is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too great a range of activities or in too broad a geographic area, it will be interpreted to extend only over the maximum period of time, range of activities or geographic area, as the case may be, as to which it may be enforceable.
5.5    Conflict in Terms. To the extent any of the terms and conditions in this Section 5 conflict with the terms and conditions of the Confidentiality and Non-Competition Agreement between Consultant and Cantel dated as of November 15, 2012 (the “Confidentiality Agreement”), the terms and conditions of the Confidentiality Agreement will control.
ARTICLE 6
TERM
6.1    Term. This Agreement will be effective for the two-month period ending August 31, 2019.
ARTICLE 7
MISCELLANEOUS
7.1    No Future Agreements. Consultant acknowledges that the Company makes no promise regarding the renewal or extension of this Agreement or future agreements, or any promise of present or future use of Consultant.
7.2    Assignments; Waiver. This Agreement may not be assigned by Consultant, in whole or in part, without the prior written consent of the Company.
7.3    Governing Law. This Agreement will be governed by and construed in accordance with, the laws of the State of New Jersey, without giving effect to any principles of conflicts of law.
7.4    Severability; Survival. If any provision of this Agreement is held or declare to be prohibited or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
7.5    Entire Agreement; Amendments; Counterparts. This Agreement contains the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes any previous understandings or agreements, whether written or oral, in respect of such subject matter. The language used in this Agreement will be deemed to express the mutual intent of the Parties, and no provision of this Agreement will be presumptively construed against any Party. This Agreement may only be amended by a written instrument executed by the Parties hereto. This Agreement may be signed in one or more counterparts, each of which will constitute one and the same instrument.
7.6    Separation Agreement. Prior to the engagement of Consultant hereunder, Consultant was the President and Chief Executive Officer of the Company. In connection with the end of Consultant’s employment with the Company, the Company offered Consultant a Separation Agreement and General Release dated March 4, 2019 (as amended on March 8, 2019) the “Separation Agreement). In the event that Consultant (i) does not execute and deliver the Separation

Agreement in accordance with the terms thereof or (ii) executes and delivers the Separation Agreement but thereafter rescinds such agreement in accordance with the terms thereof, this Agreement will automatically and immediately become null and void and no amounts will be due to Consultant hereunder.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.
CANTEL MEDICAL CORP.

By:_________________________________
Name: George Fotiades
Title: President and CEO

CONSULTANT

__________________________________
Jorgen B. Hansen

EXHIBIT A

Consultant will provide cooperation and assistance to the Company in connection with its transition to the Company’s new President and Chief Executive Officer.